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Exhibit 23.1

Independent Auditors' Consent

        We consent to the incorporation by reference in this Registration Statement of The New York Times Company on Form S-8 of our report dated February 19, 2004, appearing in the Annual Report on Form 10-K of the New York Times Company for the year ended December 28, 2003, which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's change in method of accounting for goodwill and other intangible assets to conform to the Statement of Financial Accounting Standards No. 142.

Deloitte & Touche LLP
New York, New York
April 22, 2004

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Independent Auditors' Consent